For Immediate Release:

TIME INC. REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter Highlights

•	Company posted Revenues of $773 million and Adjusted OIBDA of $117 million for the second quarter of 2015.

•	Investment highlights in the quarter and through early July include Sports Illustrated Play, a new venture devoted to youth sports; and the acquisition of experiential company inVNT.

•	On August 4, 2015, our Board of Directors declared a dividend of $0.19 per common share to stockholders of record as of the close of business on August 31, 2015, payable September 15, 2015.

NEW YORK, August 4, 2015 - Time Inc. (NYSE:TIME) reported financial results for its second quarter ended June 30, 2015.
Time Inc. Chairman and CEO Joe Ripp said, “Over a full year has passed since our spin-off from Time Warner. As an independent public company, Time Inc. is renewing the organization’s creativity, entrepreneurship and innovation. We are extending our brands and content assets wherever audiences wish to experience them. We remain confident in our plan to fundamentally reengineer the business and reposition our company for its return to growth. 2015 continues to be a pivotal year as we launch a portfolio of growth initiatives and invest to develop new revenue streams including through key acquisitions, and continue our disciplined capital allocation strategy.”

Results Summary
In millions (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP Measures
Revenues	$773	$820	$1,453	$1,565
Operating income (loss)	61	(21)	66	(141)
Net income (loss)	24	(32)	15	(106)
Diluted EPS	0.22	(0.30)	0.13	(0.98)
Cash provided by operations	63	80	43	80

Non-GAAP Measures
Adjusted OIBDA	$117	$113	$168	$177
Adjusted Net Income	30	33	23	49
Adjusted Diluted EPS	0.27	0.30	0.20	0.45
Free Cash Flow	4	64	(20)	57
The company’s Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

SECOND QUARTER 2015 RESULTS

Revenues for the second quarter of 2015 decreased $47 million or 6% versus the year-earlier quarter to $773 million. The stronger U.S. dollar relative to the British pound had a $10 million adverse impact on Revenues for the quarter ended June 30, 2015. Results for the quarter ended June 30, 2014 included $23 million of revenues from subsequently disposed businesses–specifically, our Mexico-based operations, Grupo Editorial Expansión ("GEX") and our CNNMoney.com collaborative arrangement with Time Warner, and were adversely impacted by $19 million from the wholesaler transition in May 2014. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the GEX and CNNMoney.com dispositions and the wholesaler transition, Revenues would have decreased 4%.

Advertising Revenues in total decreased $41 million or 9% in the second quarter of 2015 from the year-earlier quarter to $420 million. The stronger U.S. dollar relative to the British pound had a $3 million adverse impact on Advertising revenues. Results for the quarter ended June 30, 2014 included $21 million of Advertising revenues from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Advertising revenues would have decreased 4%.

Print and Other Advertising Revenues decreased $44 million or 11% in the second quarter of 2015 from the year-earlier quarter to $343 million. The stronger U.S. dollar relative to the British pound adversely impacted Print and other advertising revenues by $2 million. The quarter ended June 30, 2014 included $8 million of Print and other advertising revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Print and other advertising revenues would have decreased 9%. The decrease was driven principally by a decline in advertising pages sold primarily due to the continuing trend of advertisers shifting advertising spending from print to other media. Our domestic titles experienced advertising declines in the beauty, home and fashion/retail categories, partially offset by strong sales in the pharmaceutical and technology/telecommunications categories.

Digital Advertising Revenues increased $3 million or 4% in the second quarter of 2015 from the year-earlier quarter to $77 million. Results for the quarter ended June 30, 2014 included $13 million of Digital advertising revenues from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Digital advertising revenues would have increased 28%, reflecting strong growth in video and programmatic sales. Time Inc. served 108.3 million multiplatform unique visitors during June 2015 in the U.S., up 32% since June 2014 (excluding CNNMoney.com).

Circulation Revenues, which comprise subscription, newsstand and other circulation revenues, decreased $4 million or 2% in the second quarter of 2015 from the year-earlier quarter to $254 million. The stronger U.S. dollar relative to the British pound adversely impacted Circulation revenues by $6 million. Results for the quarter ended June 30, 2014 included $2 million of Circulation revenues from GEX and were adversely impacted by $12 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the GEX disposition and the wholesaler transition, Circulation revenues would have decreased 3%.

Subscription Revenues decreased $5 million or 3% in the second quarter of 2015 from the year-earlier quarter to $166 million. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Subscription revenues would have decreased 2%.

Newsstand Revenues decreased $1 million or 1% in the second quarter of 2015 from the year-earlier quarter to $82 million. The stronger U.S. dollar relative to the British pound had a $5 million adverse impact on Newsstand revenues. Newsstand revenues for the second quarter of 2014 were adversely impacted by $12 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the wholesaler transition, Newsstand revenues would have decreased 8%, driven primarily by lower consumer demand.

Other Revenues, which include marketing and support services provided to third parties, events, licensing and branded book publishing, decreased $2 million or 2% in the second quarter of 2015 from the year-earlier quarter to $99 million. Other revenues for the second quarter of 2014 were adversely impacted by $7 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the wholesaler transition, Other revenues would have decreased 7%, driven primarily by declines at our book publishing business.

Revenues Summary
In millions	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Print and other advertising	$343	$387	$623	$705
Digital advertising	77	74	150	146
Advertising revenues	420	461	773	851

Subscription	166	171	331	351
Newsstand	82	83	159	169
Other circulation	6	4	14	8
Circulation revenues	254	258	504	528

Other revenues	99	101	176	186

Revenues	$773	$820	$1,453	$1,565

Costs of Revenues, which consist of Production costs, Editorial costs and Other costs (including production overhead costs), decreased $33 million or 10% in the second quarter of 2015 from the year-earlier quarter to $295 million. The stronger U.S. dollar relative to the British pound had a $4 million favorable impact on Costs of revenues for the quarter ended June 30, 2015. Results for the second quarter of 2014 included $9 million of costs from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Costs of revenues would have decreased 6%.

Production costs decreased $15 million or 8% from the year-earlier quarter to $176 million. The stronger U.S. dollar relative to the British pound benefited Production costs by $2 million. Results for the second quarter of 2014 included $2 million of Production costs from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Production costs would have decreased 6%, driven by lower volume of pages produced and favorable paper and printing prices.

Editorial costs decreased $18 million or 16% from the year-earlier quarter to $93 million. The stronger U.S. dollar relative to the British pound had a $2 million favorable impact on Editorial costs. Results for the second quarter of 2014 included $5 million of Editorial costs from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Editorial costs would have decreased 10%, driven by savings from previously announced cost savings initiatives, partially offset by digital investments.

Other costs of revenues remained flat from the comparable quarter of 2014 at $26 million. Results for the second quarter of 2014 included $2 million of Other costs from GEX and CNNMoney.com. Excluding the impact of the GEX and CNNMoney.com dispositions, Other costs would have increased 8%, driven primarily by digital investments.

Selling, General and Administrative Expenses ("SG&A") decreased $22 million or 6% in the second quarter of 2015 from the year-earlier quarter to $362 million. The stronger U.S. dollar relative to the British pound benefited SG&A by $3 million. Results for the second quarter of 2015 and 2014 included $1 million and $5 million, respectively, of other costs related to acquisitions and dispositions. Additionally, results for the second quarter of 2014 included $11 million of SG&A from GEX and CNNMoney.com and $8 million of bad debt expense associated with the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the GEX and CNNMoney.com dispositions, the wholesaler transition and other costs related to acquisitions and dispositions, SG&A would have increased 1%. The benefits realized from previously announced cost-savings initiatives were offset by spending on investments and growth initiatives and $11 million of incremental real estate related expenses associated with the upcoming relocation of our corporate headquarters and the leaseback of properties in Birmingham, AL and Menlo Park, CA, a portion of which is associated with temporary space.

Adjusted OIBDA of $117 million for the quarter ended June 30, 2015 represented an increase of $4 million from the comparable quarter of 2014. Revenue declines were offset by lower Costs of revenues and SG&A. The wholesaler transition adversely impacted Adjusted OIBDA during the three months ended June 30, 2014 by $27 million.

Restructuring and Severance Costs totaled $12 million and $55 million for the quarters ended June 30, 2015 and 2014, respectively. Restructuring and severance costs in both periods related to headcount reductions and real estate consolidations.

Operating Income of $61 million for the quarter ended June 30, 2015 represented an improvement of $82 million from an Operating loss of $21 million in the year-earlier quarter. The improvement in Operating income for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014 was primarily due to lower Restructuring and severance costs and the absence of Goodwill impairment related to the sale of GEX. Operating income also reflected revenue declines that were more than offset by lower Costs of revenues and SG&A. The wholesaler transition adversely impacted operating results during the three months ended June 30, 2014 by $27 million.

Net Income was $24 million for the second quarter of 2015 compared with a Net loss of $32 million in the year-earlier quarter. Adjusted net income declined to $30 million in the quarter ended June 30, 2015 compared to Adjusted net income of $33 million a year earlier. The decline in Adjusted net income was driven by an increase in Interest expense, net, due to the issuance of debt in 2014 which more than offset the increase in Adjusted OIBDA. Diluted EPS was $0.22 versus a loss of $0.30 per common share in the prior year comparable quarter. Adjusted diluted EPS was $0.27 versus $0.30 in the prior year comparable quarter.

Free Cash Flow was $4 million for the quarter ended June 30, 2015, versus $64 million for the second quarter of 2014, primarily reflecting higher capital expenditures associated with our upcoming real estate relocations.

On June 15, 2015 we paid a dividend of $21 million or $0.19 per common share to stockholders of record as of the close of business on May 29, 2015.

On August 4, 2015, our Board of Directors declared a dividend of $0.19 per common share to stockholders of record as of the close of business on August 31, 2015, payable September 15, 2015.

OUTLOOK

Our outlook for 2015 remains unchanged from previously issued guidance and is as follows:

$ in millions
	2014 Actual	Full Year 2015 Outlook Range
Revenues – as reported	(2.2%)	(3%)	to	(6%)
Revenues(1)	(5.3%)	(1.5%)	to	(4.5%)
Impact of 2014 wholesaler transition	($22)	70 bps
Forecasted impact of stronger USD(2)	—	(120) bps

Adjusted OIBDA	$524	$440	to	$490
Impact of 2014 wholesaler transition	($30)	—
One-time real estate expense	—	($45)
Investment spending, net	—	($45)

Capital expenditures	$41	$210	to	$220
Real estate related(3)	$9	$140	to	$150
Core & growth	$32	$70

(1) The 2014 actual Revenues percentage change excludes the impact of the AMG acquisition and the CNNMoney.com and GEX dispositions. The Full Year 2015 Outlook Revenues percentage change excludes the impact of the dispositions.

(2) Assumes USD to GBP exchange rate of 1.52 for the remainder of the year.
(3) The Full Year 2015 Outlook includes capital expenditures of $185 million to $195 million offset by $45 million of tenant improvement allowances.

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am EDT on Tuesday, August 4, 2015.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations and Corporate Communications
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES

Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization ("Adjusted OIBDA"), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA") and adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Adjusted Net Income (Loss) is Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is Diluted net income (loss) per common share from continuing operations excluding the above items.

Free Cash Flow is defined as cash provided by (used in) operations less Capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.

We believe that the presentation of OIBDA, Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.

Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s Operating income (loss), Net income (loss), diluted net income (loss) per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.

ABOUT TIME INC.

Time Inc. (NYSE:TIME) is one of the world's leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 140 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated franchises and events including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsman of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attend our live media events every year. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$338	$519
Short-term investments	60	—
Receivables, less allowances of $231 and $255 at June 30, 2015 and December 31, 2014, respectively	414	488
Inventories, net of reserves	42	48
Deferred tax assets	75	84
Prepaid expenses and other current assets	157	117
Total current assets	1,086	1,256

Property, plant and equipment, net	394	369
Intangible assets, net	1,065	1,085
Goodwill	3,167	3,117
Other assets	82	73
Total assets	$5,794	$5,900

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$524	$621
Deferred revenue	463	458
Current portion of long-term debt	7	7
Total current liabilities	994	1,086

Long-term debt	1,365	1,368
Deferred tax liabilities	312	313
Deferred revenue	92	94
Other noncurrent liabilities	168	168

Stockholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 109.74 million and 109.05 million shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,633	12,665
Accumulated deficit	(9,611)	(9,626)
Accumulated other comprehensive loss, net	(160)	(169)
Total stockholders' equity	2,863	2,871
Total liabilities and stockholders' equity	$5,794	$5,900

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Advertising
Print and other advertising	$343	$387	$623	$705
Digital advertising	77	74	150	146
Total advertising	420	461	773	851
Circulation
Subscription	166	171	331	351
Newsstand	82	83	159	169
Other circulation	6	4	14	8
Total circulation	254	258	504	528
Other	99	101	176	186
Total revenues	773	820	1,453	1,565
Costs of revenues
Production costs	176	191	336	366
Editorial costs	93	111	182	219
Other	26	26	48	49
Total costs of revenues	295	328	566	634
Selling, general and administrative expenses	362	384	721	759
Amortization of intangible assets	20	20	39	39
Restructuring and severance costs	12	55	14	170
Asset impairments	—	—	—	26
Goodwill impairment	—	26	—	26
Depreciation	23	28	47	52
Operating income (loss)	61	(21)	66	(141)
Interest expense, net	20	11	39	12
Other expense (income), net	2	1	5	(4)
Income (loss) before income taxes	39	(33)	22	(149)
Income tax provision (benefit)	15	(1)	7	(43)
Net income (loss)	$24	$(32)	$15	$(106)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$0.22	$(0.30)	$0.13	$(0.98)
Weighted average basic common shares outstanding	109.78	108.97	109.67	108.97
Diluted net income (loss) per common share	$0.22	$(0.30)	$0.13	$(0.98)
Weighted average diluted common shares outstanding	110.18	108.97	110.06	108.97

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$15	$(106)
Adjustments to reconcile net income (loss) to cash provided by operations
Depreciation and amortization	86	91
Amortization of deferred financing costs and discounts on indebtedness	2	—
Asset impairments	—	26
Goodwill impairment	—	26
Gain on sale of non-operating assets	(2)	—
Loss on equity method of investee companies, net of cash distributions	7	2
Equity-based compensation expense	20	10
Deferred income taxes	7	(11)
Changes in operating assets and liabilities
Receivables	76	114
Inventories	6	(7)
Prepaid expenses and other current assets	(58)	(34)
Accounts payable and accrued liabilities	(121)	(38)
Other, net	5	7
Cash provided by operations	43	80

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(49)	(29)
Proceeds from dispositions	4	—
Purchases of short-term investments	(60)	—
Capital expenditures	(63)	(23)
Cash used in investing activities	(168)	(52)

FINANCING ACTIVITIES
Proceeds from the issuance of debt	—	1,377
Financing costs	—	(13)
Principal payments on Term Loan	(4)	—
Withholding taxes paid on equity-based compensation	(12)	—
Excess tax benefits from equity-based compensation	1	—
Dividends paid	(42)	—
Transfer to Time Warner in connection with Spin-Off	—	(1,400)
Net transfers from Time Warner	—	166
Cash (used in) provided by financing activities	(57)	130
Effect of exchange rate changes on Cash and cash equivalents	1	—
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(181)	158
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	519	46
CASH AND CASH EQUIVALENTS, END OF PERIOD	$338	$204

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(32)	$(2)
Cash Paid for Interest	$(36)	$—

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating income (loss)	$61	$(21)	$66	$(141)
Depreciation	23	28	47	52
Amortization of intangible assets	20	20	39	39
OIBDA(1)	104	27	152	(50)
Asset impairments	—	—	—	26
Goodwill impairment	—	26	—	26
Restructuring and severance costs	12	55	14	170
Other costs(2)	1	5	2	5
Adjusted OIBDA(3)	$117	$113	$168	$177
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	Other costs related to acquisitions and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$39	$(15)	$24	$(33)	$1	$(32)
Asset impairments	—	—	—	—	—	—
Goodwill impairment	—	—	—	26	3	29
Restructuring and severance costs	12	(5)	7	55	(22)	33
Other costs	1	—	1	5	(2)	3
(Gain) loss on non-operating assets(1)	(2)	—	(2)	—	—	—
Adjusted Net Income (Loss)(2)	$50	$(20)	$30	$53	$(20)	$33

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$22	$(7)	$15	$(149)	$43	$(106)
Asset impairments	—	—	—	26	(10)	16
Goodwill impairment	—	—	—	26	3	29
Restructuring and severance costs	14	(6)	8	170	(63)	107
Other costs	2	—	2	5	(2)	3
(Gain) loss on non-operating assets(1)	(2)	—	(2)	—	—	—
Adjusted Net Income (Loss)(2)	$36	$(13)	$23	$78	$(29)	$49
______________

(1)
Gain on non-operating assets during the three and six months ended June 30, 2015 related to assets acquired in connection with the purchase of the remaining 50% interest in a U.K. joint venture and are reflected within Other expense (income), net on the Statements of Operations.

(2)
Adjusted Net Income (Loss) is defined as Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Diluted EPS	$0.22	$(0.30)	$0.13	$(0.98)
Asset impairments	—	—	—	0.15
Goodwill impairment	—	0.27	—	0.27
Restructuring and severance costs	0.06	0.30	0.07	0.98
Other costs	0.01	0.03	0.02	0.03
(Gain) loss on non-operating assets	(0.02)	—	(0.02)	—
Adjusted Diluted EPS(1)	$0.27	$0.30	$0.20	$0.45
______________

(1)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash provided by operations	$63	$80	$43	$80
Less: Capital expenditures	(59)	(16)	(63)	(23)
Free Cash Flow(1)	$4	$64	$(20)	$57
______________

(1)	Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2015 OUTLOOK
(Unaudited; in millions)

		2015 Outlook
	2014 Actual	Low	High
Operating income (loss)	$180	$85	$100
Depreciation	101	100	110
Amortization of intangible assets	78	75	80
OIBDA(1)	$359	$260	$290
Asset impairments, Goodwill impairment, Restructuring and severance costs, gains/losses on operating assets, pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions and dispositions(2)	165	180	200
Adjusted OIBDA(3)	$524	$440	$490
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	Our 2015 Outlook primarily relates to a noncash charge in 2015 related to exit costs in connection with our corporate headquarters relocation.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.